                                                                    Exhibit 11.1

                                 LOGILITY, INC.
             Statement re: Computation of Per Share Earnings (Loss)
                    (In thousands, except per share amounts)
                   Years ended April 30, 1999, 1998, and 1997

                                                       1999     1998   1997
                                                      -------  ------ -------
Common Stock:
  Weighted average common shares outstanding.........  13,486  12,671  11,300
  Dilutive effect of outstanding stock options*......       0       5       0
                                                      -------  ------ -------
    Total............................................  13,486  12,676  11,300
                                                      =======  ====== =======
Net Earnings (loss).................................. $(8,108) $2,582 $(1,954)
                                                      =======  ====== =======
Earnings (loss) per common and common equivalent
 share
  Basic.............................................. $ (0.60) $ 0.20 $ (0.17)
                                                      =======  ====== =======
  Diluted............................................ $ (0.60) $ 0.20 $ (0.17)
                                                      =======  ====== =======

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*  Stock options are not included in the twelve months ended April 30, 1999 calculation due to the anti-dilution to the net loss.